Exhibit 99.1

Corporate Communications W. R. Grace & Co. 7500 Grace Drive Columbia, MD 21044

CONTACT:	Media Relations:	Investor Relations:
	Greg Euston	Bridget Sarikas
	(212) 468-3734	(410) 531-4194
	greg.euston@mslpr.com	investor.relations@grace.com

GRACE REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

COLUMBIA, Maryland, October 24, 2006 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the third quarter and nine months ended September 30, 2006. Highlights are as follows:

•                     Sales for the third quarter were $741.4 million compared with $653.4 million in the prior year quarter, a 13.5% increase (11.8% before the effects of currency translation). The increase was attributable primarily to added sales volume in all geographic regions, higher selling prices in response to cost inflation, and improved product mix. Sales increased 17.2% for the Grace Davison operating segment and 9.5% for the Grace Performance Chemicals operating segment.

•                     Net income for the third quarter was $18.4 million, or $0.27 per diluted share, compared with net income of $32.1 million, or $0.48 per diluted share, in the prior year quarter. The third quarter of 2006 was favorably affected by the resolution of certain tax matters at amounts lower than previously estimated ($12.0 million), and unfavorably affected by costs of Chapter 11, litigation and other matters not related to core operations ($38.0 million). Excluding noncore costs and income (and after tax effects), net income would have been $40.3 million for the third quarter of 2006 compared with $30.4 million calculated on the same basis for the third quarter of 2005, a 32.6% increase.

•                     Pre-tax income from core operations was $71.1 million in the third quarter compared with $59.1 million last year, a 20.3% increase. Pre-tax operating income of the Grace Davison segment was $45.6 million, up 23.9% compared with the third quarter of 2005, attributable principally to double-digit sales increases across all product groups; the

(more)

2005 third quarter was adversely affected by hurricanes Katrina and Rita in the Gulf of Mexico. Pre-tax operating income of the Grace Performance Chemicals segment was $51.9 million, up 14.1% compared with the third quarter of 2005, attributable primarily to higher sales of construction products in all geographic regions. Corporate operating costs were $3.2 million higher than the third quarter of 2005 due primarily to an increase in performance-based compensation reflecting the better year-over-year results, partially offset by reduced pension expense from recent cash contributions to Grace’s pension plans.

•                     Sales for the nine months ended September 30, 2006 were $2,129.1 million compared with $1,933.1 million for the prior period, a 10.1% increase (10.8% before the effects of currency translation). Grace recorded net income for the nine months ended September 30, 2006 of $13.3 million, or $0.20 per diluted share, compared with net income in the comparable period of 2005 of $67.9 million, or $1.01 per diluted share. The lower net income was principally caused by: 1) a $30.0 million increase in the estimated costs to reimburse the U.S. Government for environmental remediation in Montana; 2) a $35.4 million increase in defense costs for the criminal proceeding related to Grace’s former operations in Montana; and 3) a $12.3 million increase in Chapter 11-related expenses. Excluding noncore and Chapter 11-related costs and income (and after tax effects), net income would have been $96.3 million for the nine months ended September 30, 2006 compared with $73.6 million calculated on the same basis for 2005, a 30.8% increase. Pre-tax income from core operations was $189.6 million for the nine months ended September 30, 2006, a 22.0% increase over 2005, primarily attributable to higher sales volume in all geographic regions and higher selling prices to offset cost inflation, and from lower overall pension costs.

“We delivered good growth and profitability in the third quarter even as residential construction activity in the U.S. began to moderate,” said Grace’s President and Chief Executive Officer Fred Festa. “Steady economic activity globally, and our focus on delivering innovative value-added products to a diversified customer base, continue to help us achieve higher sales and operating profits in 2006.”

(more)

CORE OPERATIONS

Grace Davison

Third quarter sales for the Grace Davison operating segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $396.5 million, up 17.2% from the prior year quarter. Key factors contributing to the sales increase were: (1) a recovery in demand for refining catalysts, which was adversely affected in the third and fourth quarters of 2005 from the Gulf hurricanes; (2) selling price increases implemented earlier in 2006 to partially offset natural gas and raw material cost inflation; (3) higher volume of specialty materials and catalysts in all geographic regions from stronger economic activity and from strategic investments in products used in pharmaceutical applications; and (4) a recent acquisition of polyolefin catalyst capacity and technology.

Pre-tax operating income of the Grace Davison operating segment for the third quarter was $45.6 million compared with $36.8 million in the third quarter last year, a 23.9% increase. Operating margin was 11.5%, compared with 10.9% in the prior year quarter. The improvement in operating income is attributable to higher sales volume, higher selling prices, lower operating expenses as a percentage of sales and the recovery from the Gulf hurricanes.

Sales of the Grace Davison operating segment for the first nine months of 2006 were $1,133.2 million, up 9.8% from the same period of 2005. Year-to-date pre-tax operating income was $127.9 million compared with $117.6 million for the prior year, an 8.8% increase, with operating margins at 11.3%, about equal with last year. Year-to-date operating results reflect higher volume and selling prices in all geographic regions and across all product groups and the recovery from the Gulf hurricanes, partially offset by the negative effects of higher raw material and energy costs.

Grace Performance Chemicals

Third quarter sales for the Grace Performance Chemicals operating segment, which includes specialty chemicals and building materials used in commercial and residential construction and sealants and coatings used in rigid food and beverage packaging, were $344.9 million, up 9.5% from the prior year quarter. Key factors contributing to the sales

(more)

increase were: (1) growth in commercial construction activity particularly in Europe and Asia, (2) added distribution channels for residential building materials in the United States, which more than offset softness in new residential construction; and (3) expanded use of new product technologies worldwide.

Pre-tax operating income for the Grace Performance Chemicals operating segment was $51.9 million compared with $45.5 million for the third quarter last year, a 14.1% increase. Operating margin of 15.0% was 0.6 percentage points higher than the third quarter of 2005. The higher operating income was primarily a result of sales volume growth in all geographic regions and selling price increases, partially offset by raw material cost inflation.

Sales of the Grace Performance Chemicals operating segment for the nine months ended September 30, 2006 were $995.9 million, up 10.5% from 2005. Year-to-date pre-tax operating income was $139.2 million compared with $118.5 million for the first nine months of the prior year, a 17.5% increase. The increase in operating income reflects higher sales volume globally, selling price increases and positive results from productivity and cost containment initiatives, partially offset by raw material cost inflation. Operating margin of 14.0% was 0.9 percentage points higher than the first nine months of last year.

Corporate Operating Costs

Corporate costs related to core operations were $26.4 million in the third quarter of 2006 compared with $23.2 million in the prior year quarter, and $77.5 million year-to-date compared with $80.7 million in 2005. The increase in the third quarter is attributable to higher performance-based compensation and healthcare expenses, partially offset by lower pension costs from the effect of contributions made to defined benefit pension plans in recent years. The decrease in the year-to-date amounts was attributable primarily to lower pension expense.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $(26.0) million in the third quarter of 2006 compared with $(7.7) million in the prior year quarter, and $(88.9) million

(more)

year-to-date in 2006 compared with $(2.7) million in 2005. The year-to-date loss is principally due to revised estimates of environmental remediation costs ($30.0 million) and higher legal defense costs ($35.4 million), both related to issues arising from Grace’s former vermiculite mining operations in Montana. The trial alleging criminal wrongdoing in the conduct of such operations, scheduled to begin in September 2006, has been deferred pending appeals by the U.S. Government of certain pretrial rulings made by the District Court in Montana. The trial is not expected to begin until September 2007 or later, depending on when the appeals are resolved.

The revised estimate of environmental remediation costs was based on new information provided by the U.S. Government related to amounts chargeable to Grace over the period January 1, 2002 to December 31, 2005 for remediation activities in Montana. Based on this information, Grace’s recorded liability for past and projected future vermiculite-related environmental remediation costs was $255.7 million at September 30, 2006, $163.9 million of which pertains to years prior to 2006. Grace has been informed that, later this year, the U.S. Government will provide new projections of reimbursable costs for 2006 and future years, which could result in a revision to Grace’s recorded estimate of its future costs of this remediation activity. Other changes to pre-tax loss from noncore activities relate to a number of miscellaneous income and expense items. Please refer to Grace’s recent Securities and Exchange Commission filings for a discussion of noncore activities, liabilities and contingencies.

INTEREST AND INCOME TAXES

Interest expense was $18.8 million for the quarter ended September 30, 2006 and $54.5 million year-to-date, compared with $13.4 million and $41.3 million, respectively, for the comparable periods in 2005. The increases are principally attributable to a change in annual interest rate on pre-petition bank debt from a negotiated fixed rate of 6.09% in 2005 to the prime rate  (compounded quarterly) in 2006; the weighted average interest rate on pre-petition bank debt for the first nine months of 2006 was 7.86%.

In the third quarter of 2006 Grace reached a resolution with taxing authorities in the United States concerning a tax position that was the subject of dispute. Also in the third quarter, the German legislature issued a clarification of a new tax law that will permit Grace to

(more)

continue to receive the benefit of interest deductions on an inter-company loan that the new law would have otherwise prohibited. Grace recorded a $12.0 million reduction in third quarter tax expense to account for such resolutions. Excluding these adjustments and non-deductible Chapter 11 expenses, the effective tax rate for the nine months ended September 30, 2006 and 2005 was approximately 35% on consolidated taxable income.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”). Grace’s non-U.S. subsidiaries and certain of its U.S. subsidiaries were not part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the Bankruptcy Court.

On November 13, 2004, Grace filed a plan of reorganization, as well as several associated documents, including a disclosure statement, with the Bankruptcy Court. On January 13, 2005, Grace filed an amended plan of reorganization (the “Plan”) and related documents to address certain objections of creditors and other interested parties. The amended Plan is supported by committees representing general unsecured creditors and equity holders, but is not supported by committees representing asbestos personal injury claimants and asbestos property damage claimants. As part of determining the confirmability of the Plan, the Bankruptcy Court has approved a process and timeline for the estimation of asbestos-related property damage and personal injury claims which extends into mid-2007. The Bankruptcy Court also has extended Grace’s exclusive right to propose a plan of reorganization through July 23, 2007.

Expenses related to Grace’s Chapter 11 proceedings were $12.0 million in the third quarter and $32.2 million year-to-date in 2006, compared with $9.3 million and $19.9 million for the third quarter and year-to-date in 2005, respectively, reflecting a higher level of activity in the bankruptcy proceeding related to claims adjudication and estimation.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims

(more)

valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities.

CASH FLOW AND LIQUIDITY

Grace’s net cash flow from operating activities for the first nine months of 2006 was  $49.4 million, compared with $14.8 million for the comparable period of 2005. The difference in cash flow from operating activities is principally attributable to improved operating results in 2006. Other major factors include the non-recurring payment of $119.7 million to settle tax and environmental contingencies in 2005 and an increase in 2006 of $76.7 million to fund defined benefit pension arrangements. Year-to-date pre-tax income from core operations before depreciation and amortization was $275.3 million, 11.6% higher than in the prior period, a result of the higher pre-tax income from core operations described above. Cash used for investing activities was $95.0 million for the first nine months of 2006, primarily reflecting the expansion of production facilities for hydroprocessing catalysts and waterproofing membranes, the acquisition of catalyst assets and technology, and routine capital for maintaining facilities.

At September 30, 2006, Grace had available liquidity in the form of cash and cash equivalents ($453.7 million), net cash value of life insurance ($86.9 million) and available credit under its debtor-in-possession facility ($192.8 million). Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and building materials for commercial and residential construction; and sealants and coatings for food and beverage packaging. With annual sales of more than $2.5 billion, Grace has about 6,400 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

(more)

*   *   *   *   *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” or similar expressions.  For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results might differ materially from those projected in the forward-looking statements.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials, especially natural gas and petroleum-based raw materials, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

(more)

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Operations (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2006	2005	2006	2005

Net sales	$741.4	$653.4	$2,129.1	$1,933.1
Cost of goods sold, exclusive of depreciation and amortization shown separately below	483.8	426.0	1,392.0	1,258.4
Selling, general and administrative expenses, exclusive of net pension expense and depreciation shown separately below	148.6	109.5	418.3	344.9
Depreciation and amortization	29.2	30.5	85.7	91.2
Research and development expenses	15.5	14.9	46.1	45.1
Net pension expense	15.9	17.3	47.5	54.4
Interest expense and related financing costs	18.8	13.4	54.5	41.3
Provision for environmental remediation	—	—	30.0	—
Other (income) expense	(6.3)	(4.4)	(22.1)	(34.4)
	705.5	607.2	2,052.0	1,800.9
Income (loss) before Chapter 11 expenses, income taxes and minority interest	35.9	46.2	77.1	132.2
Chapter 11 expenses, net	(12.0)	(9.3)	(32.2)	(19.9)
Benefit from (provision for) income taxes	2.4	2.6	(5.4)	(26.0)
Minority interest in consolidated entities	(7.9)	(7.4)	(26.2)	(18.4)
Net income (loss)	$18.4	$32.1	$13.3	$67.9

Basic earnings (loss) per share	$0.27	$0.48	$0.20	$1.02
Weighted average number of basic shares	68.3	66.9	67.7	66.8

Diluted earnings (loss) per share	$0.27	$0.48	$0.20	$1.01
Weighted average number of diluted shares	68.5	67.2	68.1	67.3

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Noncore Activities and Chapter 11 Expenses, net (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
In millions	2006	2005	2006	2005

Net income (loss)	$18.4	$32.1	$13.3	$67.9
Adjustments:
Pre-tax loss from noncore activities	26.0	7.7	88.9	2.7
Tax effects of noncore items	(16.1)	(18.7)	(38.1)	(16.9)
Chapter 11 expenses, net	12.0	9.3	32.2	19.9
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$40.3	$30.4	$96.3	$73.6

Net income (loss) excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under United States generally accepted accounting principles, and should not be considered an alternative to net income (loss) as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

(more)

W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
In millions	2006	2005	% Change		2006	2005	% Change

Net Sales:
Grace Davison	$396.5	$338.3	17.2%		$1,133.2	$1,031.9	9.8%
Grace Performance Chemicals	344.9	315.1	9.5%		995.9	901.2	10.5%
Total Grace net sales	$741.4	$653.4	13.5%		$2,129.1	$1,933.1	10.1%
Pre-tax operating income:
Grace Davison	$45.6	$36.8	23.9%		$127.9	$117.6	8.8%
Grace Performance Chemicals	51.9	45.5	14.1%		139.2	118.5	17.5%
Corporate costs	(26.4)	(23.2)	(13.8)%		(77.5)	(80.7)	4.0%
Pre-tax income from core operations (a)	71.1	59.1	20.3%		189.6	155.4	22.0%
Pre-tax income (loss) from noncore activities (a)	(26.0)	(7.7)	NM		(88.9)	(2.7)	NM
Interest expense	(18.8)	(13.4)	(40.3)%		(54.5)	(41.3)	(32.0)%
Interest income	1.7	0.8	112.5%		4.7	2.4	95.8%
Income (loss) before Chapter 11 expenses and income taxes	28.0	38.8	(27.8)%		50.9	113.8	(55.3)%
Chapter 11 expenses, net	(12.0)	(9.3)	(29.0)%		(32.2)	(19.9)	(61.8)%
Benefit from (provision for) income taxes	2.4	2.6	(7.7)%		(5.4)	(26.0)	79.2%
Net income (loss)	$18.4	$32.1	(42.7)%		$13.3	$67.9	(80.4)%

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales (a)
Grace Davison	11.5%	10.9%	0.6	pts	11.3%	11.4%	(0.1	) pts.
Grace Performance Chemicals	15.0%	14.4%	0.6	pts	14.0%	13.1%	0.9	pts.
Total core operations	9.6%	9.0%	0.6	pts.	8.9%	8.0%	0.9	pts.
Total core operations adjusted for profit sharing of joint ventures (b)	10.7%	10.2%	0.5	pts.	10.1%	9.0%	1.1	pts.

Pre-tax income from core operations before depreciation and amortization (a)	$100.3	$89.6	11.9%		$275.3	$246.6	11.6%
As a percentage of sales	13.5%	13.7%	(0.2	) pts.	12.9%	12.8%	0.1	pts.
Depreciation and amortization	$29.2	$30.5	4.3%		$85.7	$91.2	6.0%
Gross profit percentage (sales less cost of goods sold as a percent of sales) (c)
Grace Davison	30.0%	29.0%	1.0	pts.	29.6%	29.9%	(0.3	) pts.
Grace Performance Chemicals	34.9%	34.5%	0.4	pts.	34.6%	34.1%	0.5	pts.
Total Grace	32.1%	31.5%	0.6	pts.	31.8%	31.6%	0.2	pts.
Net Sales by Region:
North America	$307.7	$285.0	8.0%		$880.6	$826.1	6.6%
Europe	281.2	232.5	20.9%		797.2	698.4	14.1%
Asia Pacific	113.7	98.9	15.0%		340.4	304.6	11.8%
Latin America	38.8	37.0	4.9%		110.9	104.0	6.6%
Total	$741.4	$653.4	13.5%		$2,129.1	$1,933.1	10.1%

Note (a): In the above chart, as well as in the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Performance Chemicals, and the costs of corporate activities that directly or indirectly support business operations. In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products.  Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions.  Pre-tax income from core operations, pre-tax income (loss) from non-core activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under United States generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM — Not Meaningful

(more)

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)	Nine Months Ended September 30,
In millions	2006	2005

OPERATING ACTIVITIES
Net income (loss)	$13.3	$67.9
Reconciliation to net cash provided by (used for) operating activities:
Chapter 11 expenses, net	32.2	19.9
(Benefit from) provision for income taxes	5.4	26.0
Minority interest in consolidated entities	26.2	18.4
Depreciation and amortization	85.7	91.2
Interest accrued on pre-petition liabilities subject to compromise	53.1	37.7
Net (gain) loss on sales of investments and disposals of assets	(2.6)	(0.2)
Net pension expense	47.5	54.4
Payments to fund defined benefit pension arrangements	(109.5)	(32.8)
Provision for uncollectible receivables	3.2	2.2
Provision for environmental remediation	30.0	—
Loss on sale of business	—	1.1
Net income from life insurance policies	(2.2)	(1.6)
Payments under postretirement benefit plans	(10.7)	(8.3)
Expenditures for environmental remediation	(8.7)	(4.7)
Expenditures for retained obligations of divested businesses	(2.7)	(0.7)
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable)	(59.7)	(60.8)
Other accruals and non-cash items	11.5	(33.4)
Net cash provided by (used for) operating activities before income taxes, Chapter 11 expenses and settlement of noncore contingencies	112.0	176.3
Cash paid to settle noncore contingencies	—	(119.7)
Chapter 11 expenses paid	(26.4)	(14.0)
Income taxes paid, net of refunds	(36.2)	(27.8)
Net cash provided by (used for) operating activities	49.4	14.8

INVESTING ACTIVITIES
Capital expenditures	(82.5)	(59.2)
Businesses acquired, net of cash acquired	(20.0)	(2.5)
Proceeds from termination of life insurance policies	—	14.8
Net investment in life insurance policies	0.2	0.4
Proceeds from sales of investments and disposals of assets	7.3	1.7
Proceeds from sale of business	—	4.5
Net cash provided by (used for) investing activities	(95.0)	(40.3)

FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies	(0.1)	(0.5)
Net (repayments) borrowings under credit arrangements	0.5	(9.7)
Fees under debtor-in-possession credit facility	(1.8)	(1.5)
Proceeds from exercise of stock options	15.8	3.1
Net cash provided by (used for) financing activities	14.4	(8.6)
Effect of currency exchange rate changes on cash and cash equivalents	10.2	(12.8)
Increase (decrease) in cash and cash equivalents	(21.0)	(46.9)
Cash and cash equivalents, beginning of period	474.7	510.4
Cash and cash equivalents, end of period	$453.7	$463.5

(more)

W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheets (Unaudited) In millions	September 30, 2006	December 31, 2005

ASSETS
Current Assets
Cash and cash equivalents	$453.7	$474.7
Trade accounts receivable, net	486.5	401.7
Inventories	287.4	278.3
Deferred income taxes	29.3	27.3
Other current assets	56.3	71.6
Total Current Assets	1,313.2	1,253.6

Properties and equipment, net	650.8	632.9
Goodwill	114.0	103.9
Cash value of life insurance policies, net of policy loans	86.9	84.8
Deferred income taxes	737.2	703.9
Asbestos-related insurance	500.0	500.0
Other assets	238.6	238.1
Total Assets	$3,640.7	$3,517.2

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$3.2	$2.3
Accounts payable	179.8	166.8
Income taxes payable	5.8	10.1
Other current liabilities	222.4	197.9
Total Current Liabilities	411.2	377.1

Debt payable after one year	0.4	0.4
Deferred income taxes	63.2	54.3
Minority interest in consolidated affiliates	63.6	36.4
Unfunded defined benefit pension liability	392.6	447.5
Other liabilities	42.2	41.7
Total Liabilities Not Subject to Compromise	973.2	957.4

Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	725.3	684.7
Accounts payable	31.7	31.5
Income tax contingencies	133.7	136.5
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	363.2	342.0
Postretirement benefits	175.4	187.7
Other liabilities and accrued interest	82.3	72.7
Total Liabilities Subject to Compromise	3,211.6	3,155.1
Total Liabilities	4,184.8	4,112.5

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	423.2	423.4
Accumulated deficit	(492.6)	(505.9)
Treasury stock, at cost	(103.8)	(119.7)
Accumulated other comprehensive income (loss)	(371.7)	(393.9)
Total Shareholders’ Equity (Deficit)	(544.1)	(595.3)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,640.7	$3,517.2